Exhibit 4.5

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made as of December 23, 2020, by and among LifeSci Acquisition Corp., a Delaware corporation (the “Company”), the persons and entities listed on Schedule A attached hereto (the “Founder Stockholders”), and the persons and entities listed on Schedule B attached hereto (the “Investor Stockholders,” and together with the Founder Stockholders, the “Voting Stockholders”). The Voting Stockholders and the Company are each a “party” and are collectively the “parties.”

WHEREAS, the Company, LifeSci Acquisition Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Vincera Pharma, Inc., a Delaware corporation (“Vincera”), and Raquel Izumi, as representative of the stockholders of Vincera, have entered into that certain merger agreement, dated as of September 25, 2020 (the “Merger Agreement”), pursuant to which Merger Sub will merge (the “Merger”) with and into Vincera, with Vincera surviving the Merger and becoming a wholly-owned subsidiary of the Company and each holder of Vincera common stock prior to the Merger will be entitled to receive shares of the common stock of the Company (the “Company Common Stock”);

WHEREAS, the Voting Stockholders desire to provide for the election to the Board of Directors of the Company (the “Board”) of certain directors to be designated by the Voting Stockholders and for certain other matters, as provided herein, and accordingly, as a condition to the Merger, have agreed to execute and deliver this Agreement;

WHEREAS, upon consummation of the Merger, the Company will change its name to Vincera Pharma, Inc.; and

WHEREAS, the Company and the Voting Stockholders believe it is in the best interests of the Company and its stockholders to provide for the future voting of shares of the Company’s capital stock held by the Voting Stockholders with respect to the election of Board members;

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and the Voting Stockholders agree as follows:

1. Agreement to Vote. During the term of this Agreement, each Voting Stockholder agrees to vote or cause to be voted all securities of the Company that may be voted in the election of the Company’s directors that such Voting Stockholder from time to time owns, beneficially or otherwise, or has the right to vote (hereinafter referred to as “Owned” or “Owns”), including any and all such securities of the Company acquired and held in such capacity subsequent to the date hereof (hereinafter referred to as the “Voting Shares”), in accordance with the provisions of this Agreement, whether at a regular or special meeting of stockholders or any class or series of stockholders or by written consent.

2. Board of Director Matters. During the term of this Agreement, the Voting Stockholders agree to vote or cause to be voted all of their Voting Shares as follows:

2.1 Board Size. The Voting Stockholders shall vote or cause to be voted all of their Voting Shares, and shall cause their respective designees, to ensure that the number of directors constituting the Board shall be set and remain at nine (9) directors.

2.2 Election of Directors. The Voting Stockholders shall vote or cause to be voted all of their Voting Shares, and shall cause their respective designees, to ensure that the following persons are nominated and elected to the Board:

(a) Seven (7) persons (each, a “Founder Stockholder Designee”) designated by the Founder Stockholders who Own a majority of the Voting Shares Owned by all of the Founder Stockholders. Any vacancy occurring because of the death, resignation or removal of any Founder Stockholder Designee shall be filled pursuant to the provisions of this Section 2.2(a).

(b) Two (2) persons (each, an “Investor Stockholder Designee”) designated by the Investor Stockholders who Own a majority of the Voting Shares Owned by all of the Investor Stockholders. Any vacancy occurring because of the death, resignation or removal of any Investor Stockholder Designee shall be filled pursuant to the provisions of this Section 2.2(b).

(c) In the absence of any designation from the persons or groups with the right to designate a member of the Board pursuant to this Section 2.2, the member of the Board previously designated by such persons or groups and then serving shall be nominated and re-elected if still eligible to serve.

2.3 Removal of Directors. The Voting Stockholders shall vote or cause to be voted all of their Voting Shares to ensure the following:

(a) No member of the Board elected pursuant to Section 2.2 hereof shall be removed from office unless (i) such removal is directed or approved by the affirmative vote of the persons or groups entitled under Section 2.2 hereof to designate (or, as applicable, remove) such member of the Board, or (ii) the persons or groups entitled to designate such member of the Board pursuant to Section 2.2 hereof are no longer entitled to designate such member of the Board.

(b) Upon the direction or affirmative vote of the persons or groups entitled under Section 2.2 hereof to designate a member of the Board, such member of the Board shall be removed from office.

2.4 Obligations.

(a) The obligations of the Voting Stockholders pursuant to this Section 2 shall include (i) attending, in person or by proxy, all meetings of stockholders called for the purpose of, or executing and delivering on a timely basis all written consents with respect to, the matters described in this Section 2, (ii) amending the Company’s amended and restated certificate of incorporation and bylaws as required to effect the intent of this Agreement, and (iii) not taking any actions that would contravene or materially and adversely affect the provisions of this Agreement and the intention of the parties with respect hereto, including the composition of the Board.

(b) Each Voting Stockholder is signing this Agreement solely in his, her or its capacity as a stockholder of the Company, and no Voting Stockholder makes any agreement or understanding in this Agreement in such Voting Stockholder’s capacity as a director or officer of the Company or any of its subsidiaries (if a Voting Stockholder holds any such office). Nothing in this Agreement shall limit or affect any actions or omissions taken by a Voting Stockholder in his, her or its capacity as a director or officer of the Company or any of its subsidiaries. The Voting Stockholders acknowledge that the fiduciary duties of each member of the Board are to the Company’s stockholders as a whole, and nothing in this Agreement shall be construed to prohibit, limit or restrict a Voting Stockholder from exercising his, her or its fiduciary duties as director or officer of the Company or any of its subsidiaries.

(c) Any person nominated to be a Founder Stockholder Designee or Investor Stockholder Designee (a “Nominee”) will be subject to the Company’s customary due diligence process, including its review of a completed questionnaire and a background check. Based on the foregoing, the Company may object to any Nominee provided it does so in good faith, and that such objection is based upon any of the following: (i) such Nominee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (ii) such Nominee was the subject of any order, judgment, or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining or otherwise limited such proposed director from, (A) engaging in any type of business practice or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws; (iii) such Nominee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such person to engage in any activity described in clause (ii)(B) above or to be associated with persons engaged in such activity; (iv) such Nominee was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended or vacated; or (v) such Nominee was the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations. In the event that the Company reasonably finds the Nominee to be unsuitable based upon one or more of the foregoing clauses (i) through (v) and reasonably objects to the identified Nominee, the Founder Stockholders or Investor Stockholders, as the case may be, shall be entitled to propose a different Nominee within thirty (30) days of the Company’s notice of its objection to the Nominee, and such replacement Nominee shall be subject to the review process outlined above.

3. Successors in Interest of the Voting Stockholders. The provisions of this Agreement shall be binding upon the successors in interest of the Voting Stockholders with respect to their Voting Shares. The Voting Stockholders may not sell, assign or otherwise transfer (a “Transfer”) their Voting Shares, or any voting rights therein, and the Company shall not permit any such the Transfer, except for a sale of Voting Shares into the public markets, unless and until the person or entity to whom such Voting Shares or voting rights therein are to be transferred (the “Transferee”) shall have executed a written agreement, satisfactory in form and substance to the Company and the non-Transferring Voting Stockholders, pursuant to which such Transferee becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a Voting Stockholder hereunder (and in such event, such person shall be deemed a Voting Stockholder hereunder).

4. Covenants of the Company.

(a) The Company shall use reasonable efforts to take all actions required to ensure that the rights given to the Voting Stockholders hereunder are effective and that the Voting Stockholders enjoy the benefits thereof. Such actions shall include, without limitation, using reasonable efforts to cause the nomination of the Nominees for election as directors of the Company, calling special meetings of the Board and the stockholders, recommending, supporting and soliciting proxies in favor of such Nominees, and submitting such Nominees for approval by the Company’s stockholders. The Company shall not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Voting Stockholders hereunder against impairment.

(b) The Company shall enter into an indemnification agreement with each Founder Stockholder Designee and Investor Stockholder Designee (a “Designee”) in the form entered into with the other members of the Board. The Company shall pay the reasonable, documented, out-of-pocket expenses incurred by a Designee in connection with such Designee attending meetings or events attended explicitly on behalf of the Company at the Company’s request.

(c) The Company shall purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and maintain such coverage with respect to such Designee for so long as a Designee serves as a member of the Board.

(d) For so long as a Designee serves as a member of the Board, the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting such Designee as and to the extent consistent with applicable law, whether such right is contained in the Company’s certificate of incorporation or bylaws, each as amended, or another document (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

5. No Liability for Election of Designees. Neither the Company, the Voting Stockholders, nor any officer, director, stockholder, partner, employee or agent of such party makes any representation or warranty as to the fitness or competence of the Designee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such Designee pursuant to this Agreement.

6. Grant of Proxy; Power of Attorney. If a Voting Stockholder fails to vote their Voting Shares or take such other action as may be required by the terms and conditions of this Agreement, such Voting Stockholder, by execution of this Agreement, shall be deemed to have granted to a representative of the Founder Stockholders (if such failure is by an Investor Stockholder) or the Investor Stockholders (if such failure is by a Founder Stockholder) a proxy and/or power of attorney, and appointed the representative of the applicable Voting Stockholders as such Voting Stockholder’s attorney-in-fact, for the purpose of voting the Voting Shares held by such Voting Stockholder as provided herein and executing and delivering, in the name and on behalf of such Voting Stockholder, all consents, waivers, agreements and other documents required to be executed and delivered by such Voting Stockholder pursuant to this Agreement. Should the provisions of this Agreement be construed to constitute the granting of a proxy, such proxy shall be deemed coupled with an interest and shall be irrevocable for the term of this Agreement.

7. Specific Enforcement. The parties agree that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order, without the requirement to post a bond or other security. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

8. Termination. This Agreement shall terminate upon the earliest to occur of (a) the written consent of the Company, the holders of a majority of the outstanding Voting Shares Owned by the Founder Stockholders, and the holders of a majority of the outstanding Voting Shares Owned by the Investor Stockholders; (b) five (5) years following the date of this Agreement; or (c) the consummation of an acquisition of the Company by another person or entity by means of any transaction or series of related transactions to which the Company is a party (including, without limitation, a merger, consolidation, sale of stock or other transaction), unless the shares of capital stock held by stockholders immediately prior to such acquisition continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately after such acquisition and by virtue of the acquisition, a majority of the total outstanding voting power with respect to the election of directors of the surviving or acquiring person or entity.

9. Amendments and Waivers. Any term hereof may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of each of the Company, the holders of a majority of the outstanding Voting Shares Owned by the Founder Stockholders, and the holders of a majority of the outstanding Voting Shares Owned by the Investor Stockholders. Any amendment or waiver so effected shall be binding upon the Company, each Voting Stockholder and their respective successors and assigns.

10. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to the Voting Shares shall become Voting Shares for purposes of this Agreement, and shall be endorsed with any legend required by this Agreement.

11. Legends on Share Certificates. Each certificate representing any Voting Shares shall be endorsed by the Company with a legend reading substantially as follows:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AND SUPPORT AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SECURITIES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH VOTING AND SUPPORT AGREEMENT.

12. Severability. If any provision of this Agreement is held to be illegal or unenforceable under applicable law, (a) such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, and (b) the parties shall, to the extent permissible by applicable law, amend this Agreement, or enter into a voting trust agreement under which the Voting Shares shall be transferred to the voting trust created thereby, so as to make effective and enforceable the intent of this Agreement.

13. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

14. Governing Law. This Agreement shall be governed by and construed General Corporation Law of the State of Delaware, without regard to the conflict of laws provisions thereof.

15. Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) and upon such delivery the facsimile signature, PDF or electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

16. Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

17. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

18. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

19. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing, addressed (a) if to a Founder Stockholder or an Investor Stockholder, as indicated on Schedule A or Schedule B attached hereto, as applicable, or at such other address as such Founder Stockholder or Investor Stockholder shall have furnished to the Company in writing at least ten (10) days prior to any notice to be given hereunder, or (b) if to the Company, at its principal office, Attention: Chief Executive Officer, or at such other address as the Company shall furnish to each Founder Stockholder and Investor Stockholder in writing at least ten (10) days prior to any notice to be given hereunder. All such notices and other written communications shall be deemed effectively given upon personal delivery to the party to be notified (or upon the date of attempted delivery where delivery is refused); if sent by facsimile or email, upon receipt of appropriate written confirmation of delivery; or, if sent by mail, five (5) days after deposit with the United States Postal Service (one (1) day after deposit with a next day air courier), with postage and fees prepaid and addressed to the party entitled to such notice.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first written.

COMPANY:

LIFESCI ACQUISITION CORP.

By:	/s/ Andrew McDonald
Name: Andrew McDonald
Title: Chief Executive Officer

Address:	250 W. 55th St., #3401
New York, NY 10019

FOUNDER STOCKHOLDERS:

/s/ Ahmed Hamdy
Dr. Ahmed Hamdy

/s/ Raquel Izumi
Dr. Raquel Izumi

/s/ John Byrd
Dr. John Byrd

/s/ Sooin Hwang
Dr. Sooin Hwang

/s/ Tom C. Thomas
Tom C. Thomas

/s/ Brian J. Druker
Dr. Brian Druker

INVESTOR STOCKHOLDERS:

LIFESCI INVESTMENTS, LLC

By:	/s/ Jonas Grossman
Name: Jonas Grossman
Title: Managing Member

By:	/s/ Michael Rice
Name: Michael Rice
Title: Managing Member

By:	/s/ Andrew McDonald
Name: Andrew McDonald
Title: Managing Member

LIFESCI HOLDINGS LLC

By:	/s/ Andrew McDonald
Name: Andrew McDonald
Title: Managing Member

By:	/s/ Michael Rice
Name: Michael Rice
Title: Managing Member

ROSEDALE PARK, LLC

By:	/s/ Jonas Grossman
Name: Jonas Grossman
Title: Mangaging Member

/s/ Brian Schwartz
Brian Schwartz

/s/ Barry Dennis
Barry Dennis

/s/ Karin Walker
Karin Walker

/s/ John Ziegler
John Ziegler

SCHEDULE A

FOUNDER STOCKHOLDERS

Name and Address
Dr. Ahmed Hamdy

Dr. Raquel Izumi

Dr. John Byrd

Dr. Sooin Hwang

Tom C. Thomas

Dr. Brian Druker

SA-1

SCHEDULE B

INVESTOR STOCKHOLDERS

Name and Address
LifeSci Investments, LLC

LifeSci Holding LLC

Rosedale Park, LLC

Brian Schwartz

Barry Dennis

Karin Walker

John Ziegler

SB-1